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                                                                    EXHIBIT 99.1



FOR IMMEDIATE RELEASE                                             CONTACT:
Friday, February 14, 2003                              John A. Ustaszewski
                                                       Chief Financial Officer
                                                       (740) 657-7000


             DCB FINANCIAL ANNOUNCES 2002 NET INCOME OF $4.0 MILLION

             LOAN LOSS RESERVE INCREASES TO 1.10% OF LOANS FROM .99%

Delaware, Ohio - DCB Financial Corp. (OTC: DCBF) today announced 2002 net income of $4.0 million, or $0.96 earnings per share, compared to $4.5 million, or $1.08 per share for the prior year. Income for the fourth quarter was $623 thousand, or $0.15 per share, compared to $688 thousand or $0.17 per share for the same period in 2001.

Earnings for the quarter were negatively impacted by the decision to record a $1.25 million provision for loan losses, compared to the provision of $300 thousand in the fourth quarter of 2001. Jeffrey Benton, President and Chief Executive Officer commented, "We did experience some credit problems in our commercial lending portfolio during 2002. The increased provision for loan losses is in response to those issues and also an ongoing evaluation of our existing loan portfolio and continued concern about the general weakness in the economy."

The Company's allowance for loan losses has increased to $4.09 million or 1.10% of total loans at December 31, 2002, from $3.59 million, or 0.99% of total loans at December 31, 2001. This is a 10% increase from the prior year-end. "We feel that we have properly increased the allowance for loan losses over the past few months to a level that is appropriate, noting the condition of our loan portfolio", Mr. Benton noted. Continuing, Mr. Benton said "Management and the Board of Directors pledge to continue to diligently monitor the assets of the bank in order to best serve the interests of our shareholders and customers." Key credit quality indicators improved in the fourth quarter of 2002. The ratio of non-performing loans to total loans was 0.96% at December 31, 2002 compared to 1.23% at September 30, 2002. Delinquencies at December 31, 2002 were $7.58 million or 2.04% of the total loan portfolio, which is a decline of $1.92 million or 20.2% since September 2002. Net charge-off loans declined from $1.4 million in the third quarter 2002, to $581 thousand in the fourth quarter, a decline of 58.5%.

Mr. Benton also stated, "Many of our products and services experienced positive growth in volumes and profitability during the year. Our loan portfolios continue to grow, and we remain very excited about our new branch office in the Sunbury area. The community in Eastern Delaware County has been very supportive of our organization, and our new facilities will allow




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us to continue to service that area, and our entire geographic area with premier products and services."

In addition, revenues associated with non-interest products and services increased by approximately 15%, led by revenue on loans sold in the secondary market which increased by $398 thousand to $1 million. This increase was fueled by high mortgage refinancing activity caused by historically low mortgage rates linked to the softening economy. Further, corporate services revenues increased by approximately $118 thousand or 31%, as corporate customers relied on the organization's cash management services to effectively manage their business activities.

The DCB Board of Directors has declared a dividend of $0.09 per share payable on February 17, 2003 to shareholders of record on January 30, 2003. This compares to a dividend of $0.08 per share for the period ended December 31, 2001.

DCB Financial Corp. is the parent company of The Delaware County Bank & Trust Company, which provides retail and commercial banking services and lending products to customers in Delaware, Ohio and its surrounding communities. The bank operates 16 retail branch locations.

Forward-Looking Statements: This news release may be deemed to include forward-looking statements such as statements relating to financial goals, business outlook and credit quality. Actual results could differ materially from those indicated by these statements due to a variety of factors, including those related to the economic environment in the market areas in which the company operates, credit risk management, asset/liability management and the availability of and costs associated with sources of liquidity.